Exhibit 99.1

News Release

Credence Investor Relations Contact:	Credence Editorial Contact:
John Detwiler	Judy Dale
Senior V.P. Finance & CFO	Senior Director, Marketing Communications
408.635.4758 or 408.635.4989 fax	408.635.4309 or 408.635.4986 fax
E-mail: john_detwiler@credence.com	E-mail: judy_dale@credence.com

Credence Reports Results for its Second Quarter

of Fiscal Year 2004

MILPITAS, Calif., May 19, 2004 — Credence Systems Corporation (Nasdaq: CMOS), a leading provider of test solutions from design-to-production for the worldwide semiconductor industry, today reported financial results for its second fiscal quarter ended April 30, 2004.

Net sales for the second quarter of 2004 were $95.1 million, up approximately 40 percent from prior quarter sales of $68.1 million, and up approximately 124 percent from $42.5 million in the second quarter of 2003. Net income for the quarter was $4.3 million or $0.06 per fully diluted share. This compares to a net loss of $11.5 million or $0.18 per share in the prior quarter and a net loss of $29.1 million or $0.46 per share in the same quarter of fiscal 2003.

Strong order growth continued in the second quarter with net orders at $120.5 million, up 28 percent from prior quarter orders of $94.2 million, yielding a net book-to-bill ratio of 1.27. Compared to the same period last year, net orders were up approximately $75 million or 165 percent. In addition, gross margin performance improved from 47 percent in the prior quarter to 52 percent.

“The second fiscal quarter saw a return to profitability at Credence with revenue and gross margins ahead of expectations” said Dr. Graham Siddall, Credence Chairman and Chief Executive Officer. “The investments we have made during the downturn of the past three years in new products, customer satisfaction and facilities are now beginning to bear fruit. Demand for our products is strong and we believe that this, combined with our planned acquisition of NPTest, provides a solid foundation for market share growth as conditions in our industry improve.”

Third Quarter Fiscal 2004 Outlook

Revenue growth in the third quarter is expected to continue compared to our second fiscal quarter. We anticipate revenue of approximately $116 to $120 million, with net income on a fully diluted per share basis in the range of $0.15 to $0.17. This guidance reflects no taxation on

Credence Systems Reports Results for Second Quarter of Fiscal Year 2004

domestic earnings due to the effect of loss carry forwards from prior years results and excludes the results and charges related to our proposed acquisition of NPTest. The NPTest acquisition is anticipated to close during the Company’s third fiscal quarter.

Conference Call

Credence will hold a one-hour conference call today, Wednesday, May 19, 2004, at 2:00 p.m. PDT. Participants will include Dr. Graham Siddall, Credence’s Chairman and Chief Executive Officer, Mr. Dave Ranhoff, Credence’s President and Chief Operating Officer, and Mr. John Detwiler, Credence’s Senior Vice President and Chief Financial Officer.

The call-in number is:

•	Domestic: 1-800-901-5213 Passcode: 19766881

•	International: 1-617-786-2962 Passcode: 19766881

The replay number is:

•	Domestic: 1-888-286-8010 Passcode: 79769154

•	International: 1-617-801-6888 Passcode: 79769154

Please call ten minutes prior to the scheduled start time. The replay runs through May 25, 2004, 3:00 p.m. PDT.

Credence’s earnings conference call will also be broadcast simultaneously over the Internet. Please visit www.credence.com to access the call. If you have any questions or comments, please contact Brian Sereda at 408-635-4333.

About Credence

Credence Systems Corporation (NASDAQ: CMOS) is changing the future of semiconductor production by integrating test solutions throughout the design, validation and production processes. A leader in the manufacture of automatic test equipment (ATE) for the global semiconductor industry, Credence offers a wide range of systems for the test of analog, digital, non-volatile memory, mixed-signal, SoC, and wireless semiconductor devices typical in today’s automobile, portable computing, consumer and communications products. Credence and its subsidiaries also provide test program development and debug software, engineering validation test solutions, and advanced photon probing technology that enable faster time-to-market with lower total cost-of-test. Headquartered in Milpitas, California, the company is an ISO 9001 certified manufacturer and maintains advanced production and design facilities in Hillsboro, Oregon. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding products and acquisitions providing a foundation for growth and the Company’s growth as business conditions improve and all statements under the heading “Third Quarter Fiscal 2004 Outlook.” These forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from the future performance suggested in this release. Such risks and uncertainties include, but are not limited to, cyclicality and downturns in the semiconductor industry, rapid technological change in the ATE market, the Company’s ability

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Credence Systems Reports Results for Second Quarter of Fiscal Year 2004

to successfully integrate acquisitions, economic instability in the Asia Pacific region, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, the Company’s ability to complete the development and commercialization of its new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, the timing of new technology, product introductions, intellectual property issues, the risk of early obsolescence and the Company’s ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures). Reference is made to the discussion of risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to the Company, which is subject to change. Although any such projections and the factors influencing them will likely change, the Company will not necessarily update the information, since the Company is only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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Credence Systems Reports Results for Second Quarter of Fiscal Year 2004

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended April 30,		Prior Quarter Ended January 31, 2004	Six Months Ended April 30,
	2004	2003		2004	2003
Net sales	$95,136	$42,501	$68,125	$163,261	$79,173
Cost of goods sold	45,655	27,091	36,222	81,877	51,299

Gross margin	49,481	15,410	31,903	81,384	27,874
Operating expenses:
Research and development	15,850	19,753	15,239	31,089	39,249
Selling, general & administrative	26,953	22,815	23,716	50,669	43,382
Amortization of purchased goodwill and intangible assets	2,622	2,622	2,622	5,244	4,212
In-process research and development	—	—	—	—	1,510
Special charges	—	—	653	653	1,392

Total operating expenses	45,425	45,190	42,230	87,655	89,745

Operating income (loss)	4,056	(29,780)	(10,327)	(6,271)	(61,871)
Interest and other income	1,290	774	294	1,584	2,701

Income (loss) before income taxes	5,346	(29,006)	(10,033)	(4,687)	(59,170)
Income taxes	1,066	115	1,359	2,425	197
Minority interest (benefit)	27	9	77	104	(72)

Net income (loss)	$4,253	$(29,130)	$(11,469)	$(7,216)	$(59,295)

Net income (loss) per share
Basic	$0.07	$(0.46)	$(0.18)	$(0.11)	$(0.94)

Diluted *	$0.06	$(0.46)	$(0.18)	$(0.11)	$(0.94)

Number of shares used in computing per share amount
Basic	64,211	63,064	63,936	64,250	62,993

Diluted	81,117	63,064	63,936	64,250	62,993

*	The calculation of diluted net income per share for the three months ended April 30, 2004 includes an addition to net income of approximately $675,000 and $288,000 for convertible bond interest and amortization of convertible bond acquisition cost, respectively.

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Credence Systems Reports Results for Second Quarter of Fiscal Year 2004

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2004	Prior Quarter January 31, 2004	October 31, 2003 (1)
	(unaudited)	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$65,669	$33,396	$27,318
Short-term investments	188,371	257,131	258,578
Accounts receivable, net	98,043	68,781	65,627
Inventories	95,157	83,287	83,356
Other current assets	15,168	13,973	15,981

Total current assets	462,408	456,568	450,860
Long-term investments	86,175	49,722	50,682
Property and equipment, net	99,888	102,049	102,111
Other assets	82,796	89,700	94,840

Total assets	$731,267	$698,039	$698,493

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	42,116	27,125	23,303
Accrued liabilities	63,364	52,100	45,770
Liabilities related to leased products	6,796	7,172	9,350
Deferred profits	7,345	4,715	4,556

Total current liabilities	119,621	91,112	82,979
Long-term liabilities – leased products	—	—	1,058
Other liabilities	183,910	183,953	183,829
Stockholders’ equity	427,736	422,974	430,627

Total liabilities and stockholders’ equity	$731,267	$698,039	$698,493

(1)	Derived from the audited financial statements for the year ended October 31, 2003

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